EXHIBIT 3.03

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, NV  89701-4620
(775) 684-5708
Website:  www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

1.           Name of Nevada entity as last recorded in this office:

Revonergy Inc.

2.           The articles are:  ☒  Amended and Restated

3.           Indicate what changes have been made by checking the appropriate box:

☒           The purpose of the entity has been amended.

☒           The authorized shares have been amended.

☒           The directors, managers or general partners have been amended.

☒           Articles have been added.

☒           Article have been deleted.

☒           Other.  The articles or certificate have been amended as follows:

Article II (Period of Duration), Article V (Limitation on Liability of Directors and Officers), Article VI (indemnification of Officers, Directors, and Others), Article VII (Amendments), and Articles VIII (Adoption or Amendment of Bylaws) have been added.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

REVONERGY INC.

Revonergy Inc., a corporation organized and existing under the laws of the state of Nevada (the “Corporation”), certifies that:

1.           The name of the Corporation is Revonergy Inc.  The Corporation’s original articles of incorporation were filed with the state of Nevada on April 9, 2008, and were amended effective January 24, 2010.

2.           These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 78.403 of the Nevada Revised Statutes, and restate, integrate, and further amend the provisions of the Corporation’s articles of incorporation.

3.           The text of the articles of incorporation is amended and restated to read as set forth in Appendix A attached hereto.

4.           The following Amended and Restated Articles of Incorporation were adopted by the stockholders of the Corporation pursuant to Section 78.390 of the Nevada Revised Statutes.  As of August 2, 2010, the record date for such approval, the Corporation had 58,383,333 shares of common stock issued and outstanding, of which 35,000,000 shares acted for such proposal by majority written consent pursuant to Section 78.320(s) of the Nevada Revised Statutes.  The Corporation has only shares of common stock issued and outstanding.

5.           The effective date of these Amended and Restated Articles of Incorporation shall be September 6, 2010.

IN WITNESS WHEREOF, Revonergy Inc. has caused these Amended and Restated Articles of Incorporation to be signed by Kenneth G.C. Telford, a duly authorized officer of the Corporation, on this 16th day of August, 2010.

/s/ Kenneth G.C. Telford
Kenneth G.C. Telford, Secretary

Appendix A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

REVONERGY INC.

These Amended and Restated Articles of Incorporation of Revonergy Inc. (hereinafter referred to as the “Corporation”), have been duly adopted in accordance with Section 78.403 of the Nevada Revised Statutes.

Article I
Name

The name of the Corporation shall be Revonergy Inc.

Article II
Period of Duration

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

Article III
Purposes and Powers

The purposes for which the Corporation is organized and its powers are:

(a)           to build, acquire, own, and operate renewable energy power plants;

(b)           to do all and everything necessary, suitable, convenient, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objectives herein enumerated or incidental to the powers herein named or which shall at any time appear conducive or expedient for the protection or benefit of the Corporation, with all the powers hereafter conferred by the laws under which this Corporation is organized; and

(c)           to engage in any and all other lawful purposes, activities, and pursuits, whether similar or dissimilar to the foregoing, for which corporations may be organized under laws of the state of Nevada and to exercise all powers allowed or permitted thereunder.

Appendix A

Article IV
Authorized Shares

The Corporation shall have the authority to issue 550,000,000 shares, of which 500,000,000 shares shall be common stock, $0.001 par value (“Common Stock”), and 50,000,000 shares shall be preferred stock $0.001 par value (“Preferred Stock”).  Shares of any class of stock may be issued, without stockholder action, from time to time, in one or more series, as may from time to time be determined by the board of directors.  The board of directors of this Corporation is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(a)           designate, in whole or in part, the voting powers, designation, preferences, limitations, restrictions, and relative rights of each class of shares before the issuance of any shares of that class;

(b)           create one or more series within a class of shares, fix the number of shares of each such series, and designate in whole or part the voting powers, designation, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; and

(c)           alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly-unissued class of shares or any wholly-unissued series of any class of shares.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution shall be as designated by the board of directors.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.  Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Article V
Limitation on Liability of Directors and Officers

To the fullest extent permitted by the Nevada Revised Statutes or any other applicable law as now in effect or as it may hereafter be amended, a director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.

Appendix A

Article VI
Indemnification of Officers, Directors, and Others

(a)           The Corporation shall indemnify each director and officer of the Corporation and his or her respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Corporation, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended.  The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

(b)           The Corporation may, at the discretion of the board of directors, indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Article VII
Amendments

The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these Articles of Incorporation from time to time in accordance with the laws of the state of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

Article VIII
Adoption or Amendment of Bylaws

The initial bylaws of the Corporation shall be adopted by the board of directors.  Except as otherwise provided herein, the power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, but the stockholders of the Corporation may also alter, amend, or repeal the bylaws or adopt new bylaws.  The bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the laws of the state of Nevada now or hereafter existing.